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Exhibit 4

DURBAN ROODEPOORT DEEP. LIMITED

DEALING IN SECURITIES BY DIRECTORS

Surname:	Wellesley-Wood
First Name:	Mark Michael
Designation:	Director
Date of transaction:	07.11.2002
Price:	R30.49	R32.70
Amount:	9,271	10,729
Class:	Ordinary
Nature:	Purchase
Interest:	Direct, Beneficial

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Exhibit 4
DURBAN ROODEPOORT DEEP. LIMITED DEALING IN SECURITIES BY DIRECTORS